Exhibit 99

PRESS RELEASE
FOR IMMEDIATE RELEASE:	October 23, 2017
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.334.7979
Fax: 614.334.7980

CENTRAL FEDERAL CORPORATION ANNOUNCES 3rd QUARTER 2017 FINANCIAL RESULTS

Worthington, Ohio – October 23, 2017 – Central Federal Corporation (NASDAQ: CFBK) (the “Company”) today announced financial results for the third quarter ended September 30, 2017.

Highlights

•	Net income for the three months ended September 30, 2017 totaled $685,000 and increased $180,000, or 35.6%, compared to net income of $505,000 for the three months ended September 30, 2016.
•	Net income for the nine months ended September 30, 2017 totaled $1.6 million and increased $402,000, or 32.3%, compared to net income of $1.2 million for the nine months ended September 30, 2016.
•	Net loans increased $41.6 million, or 12.0%, to $387.7 million at September 30, 2017 compared to $346.1 million at December 31, 2016.
•	CFBank expanded into the Cincinnati, Ohio market with the opening of our Glendale banking center in August which gives us a presence in our fourth major metro market location.
•	Criticized and classified assets decreased 33.9% since December 31, 2016. Credit quality remains strong with net recoveries of $39,000 for the nine months ended September 30, 2017.
•

On September 29, 2017, the Company announced the conversion of its Series B Preferred Stock into shares of Common Stock of the Company.  The conversion was effective October 6, 2017 and results in the elimination of the preferred dividend payments beginning with the 4th quarter of 2017 in the aggregate amount of approximately $187,500 quarterly, or approximately $750,000 annually.

Net income for the three months ended September 30, 2017 totaled $685,000 and increased $180,000, or 35.6%, compared to net income of $505,000 for the three months ended September 30, 2016.  The increase in net income was due to a $568,000 increase in net interest income and a $20,000 decrease in provision expense, partially offset by a $170,000 increase in noninterest expense, a $155,000 decrease in noninterest income and a $83,000 increase in income tax expense.

Net income attributable to common stockholders for the three months ended September 30, 2017, totaled $471,000, or $0.03 per diluted common share, and increased $180,000, or 61.9%, compared to net income attributable to common stockholders of $291,000, or $0.02 per diluted common share, for the three months ended September 30, 2016.  For the three months ended September 30, 2017 and 2016, preferred dividends on the Company’s Series B Preferred Stock and accretion of discount reduced net income attributable to common stockholders by $214,000 for each period.

Net income for the nine months ended September 30, 2017 totaled $1.6 million and increased $402,000, or 32.3%, compared to net income of $1.2 million for the nine months ended September 30, 2016.  The increase in net income was due to a $1.5 million increase in net interest income and a $230,000 decrease in provision expense, partially offset by a $750,000 increase in noninterest expense, a $406,000 decrease in noninterest income and a $207,000 increase in income tax expense.

Net income attributable to common stockholders for the nine months ended September 30, 2017, totaled $1.0 million, or $0.06 per diluted common share, and increased $402,000, or 67.0%, compared to net income attributable to common stockholders of $600,000, or $0.04 per diluted common share, for the nine months ended September 30, 2016.  For the nine months ended September 30, 2017 and 2016, preferred dividends on the Company’s Series B Preferred Stock and accretion of discount reduced net income attributable to common stockholders by $643,000.

Timothy T. O’Dell, President and CEO, commented, “We are pleased that our strong earnings growth trends continued with third quarter net income increasing 35.6%, and up 32.3% year to date 2017.  Loan activities and pipelines are expanding in both the Commercial and Residential Mortgage Lending businesses.  We have recently expanded our footprint by opening an office in Cincinnati which represents our fourth major metro Ohio market.  We are pleased by our continued earnings progression, and in particular that we were able to absorb the expenses related to our new Cincinnati office without interruption to our positive earnings progression.”

Overview of Results

Net interest income.  Net interest income totaled $3.5 million for the quarter ended September 30, 2017 and increased $568,000, or 19.3%, compared to $2.9 million for the quarter ended September 30, 2016.  The increase in net interest income was primarily due to a $663,000, or 17.8%, increase in interest income, partially offset by a $95,000, or 11.9%, increase in interest expense.  The increase in interest income was primarily attributed to a $49.7 million, or 14.0%, increase in average interest-earning assets outstanding and a 14bp increase in average yield on interest-earning assets.  The increase in interest expense was primarily attributed to a $12.6 million, or 4.2%, increase in average interest-bearing liabilities.  As a result, net interest margin of 3.47% for the quarter ended September 30, 2017 increased 15bps compared to the net interest margin of 3.32% for the quarter ended September 30, 2016.

Net interest income totaled $10.0 million for the nine months ended September 30, 2017 and increased approximately $1.5 million, or 18.2%, compared to $8.4 million for the nine months ended September 30, 2016.  The increase in net interest income was primarily due to a $1.8 million, or 16.7%, increase in interest income, partially offset by a $241,000, or 10.8%, increase in interest expense.  The increase in interest income was primarily attributed to a $57.5 million, or 17.1%, increase in average interest-earning assets outstanding, partially offset by a 2bps decrease in average yield on interest-earning assets.  The increase in interest expense was primarily attributed to a $22.3 million, or 7.9%, increase in average interest-bearing liabilities outstanding and a 2bp increase in the average cost of funds on interest-bearing liabilities.  As a result, net interest margin of 3.37% for the nine months ended September 30, 2017 increased 3bps compared to the net interest margin of 3.34% for the nine months ended September 30, 2016.

Robert E. Hoeweler, Chairman of the Board, added “Our seasoned team has achieved a consistent track record of improving performance which includes earnings growth, strengthening credit quality, along with demonstrating our ability to compete effectively for desirable loan and deposit business and customers.  Our expansion into the Cincinnati region is gaining traction.  We remain pleased with our trajectory and business prospects.”

Provision for loan and lease losses.  The provision for loan losses totaled $0 for the quarter ended September 30, 2017 and decreased $20,000, compared to $20,000 for the quarter ended September 30, 2016.  The decrease in the provision for loan losses for the quarter ended September 30, 2017 was primarily due to continued improvement in credit quality, favorable trends in certain qualitative factors and net recoveries for the quarter.  Net recoveries for the quarter ended September 30, 2017 totaled $6,000.  The ratio of the ALLL to nonperforming loans was 670.9% as of September 30, 2017.

The provision for loan losses totaled $0 for the nine months ended September 30, 2017 and decreased $230,000, compared to $230,000 for the nine months ended September 30, 2016.  The decrease in the provision for loan losses for the nine months ended September 30, 2017 was primarily due to continued improvement in credit quality, favorable trends in certain qualitative factors and net recoveries for the nine months ended September 30, 2017.  Net recoveries for the nine months ended September 30, 2017 totaled $39,000.

Noninterest income.  Noninterest income for the quarter ended September 30, 2017 totaled $195,000 and decreased $155,000, or 44.3%, compared to $350,000 for the quarter ended September 30, 2016. The decrease was primarily due to a $135,000 decrease in service charges on deposit accounts and a $23,000 decrease in net gain on sale of loans.  The decrease in service charges on deposit accounts was primarily related to a  decrease in overdraft fee income. The decrease in net gain on sale of loans was primarily due to lower sales volume.

Noninterest income for the nine months ended September 30, 2017 totaled $538,000 and decreased $406,000, or 43.0%, compared to $944,000 for the nine months ended September 30, 2016.  The decrease was primarily due to a $322,000 decrease in service charges on deposit accounts and a $57,000 decrease in other noninterest income.  The decrease in service charges on deposit accounts was primarily related to a  decrease in overdraft fee income. The decrease in other noninterest income was primarily related to decreased activity related to the Company’s joint ventures.

Noninterest expense.  Noninterest expense increased $170,000, or 6.8%, and totaled $2.7 million for the quarter ended September 30, 2017, compared to $2.5 million for the quarter ended September 30, 2016.  The increase in noninterest expense during the three months ended September 30, 2017 was primarily due to a $261,000 increase in salaries and employee benefits expense, a $30,000 increase in FDIC premiums, which was partially offset by a $102,000 decrease in professional fees. The increase in salaries and employee benefits was due to an increase in experienced commercial lenders, coupled with an increase in personnel in operations, credit and information technology to support our growth, infrastructure and risk management practices.  FDIC premiums increased primarily due to growth.  The decrease in professional fees was primarily due to elevated expenses incurred during the third quarter of 2016 for work-out expenses and various other consulting services.

Noninterest expense increased $750,000, or 10.3%, and totaled $8.1 million for the nine months ended September 30, 2017, compared to $7.3 million for the nine months ended September 30, 2016.  The increase in noninterest expense during the nine months ended September 30, 2017 was primarily due to a $840,000 increase in salaries and employee benefits expense,  a $71,000 increase in occupancy and equipment and a $53,000 increase in FDIC premiums, partially offset by a $250,000 decrease in professional fees.  The increase in salaries and employee benefits was due to an increase in experienced commercial lenders, coupled with an increase in personnel in operations, credit and information technology to support our growth, infrastructure and risk management practices.  The increase in occupancy and equipment was primarily due to various maintenance items,  equipment purchases and lease expense related to the opening of our new Glendale branch in the Cincinnati market.  FDIC premiums increased primarily due to growth.  The decrease in professional fees was primarily due to elevated expenses incurred in 2016 for recruiting, work-out expenses,  various other consulting services, and mortgage and information technology projects.

Income tax expense.  Income tax expense was $332,000 for the three months ended September 30, 2017, an increase of $83,000 compared to $249,000 for the three months ended September 30, 2016.    The effective tax rate for the quarter ended September 30, 2017 and September 30, 2016 was approximately 32.6% and 33.0%, respectively, which management believes is a reasonable estimate for the effective tax rate.

Income tax expense was $810,000 for the nine months ended September 30, 2017, an increase of $207,000 compared to $603,000 for the nine months ended September 30, 2016.  The effective tax rate for the nine months ended September 30, 2017 and September 30, 2016 was approximately 33.0% and 32.7%, respectively, which management believes is a reasonable estimate for the effective tax rate.

Balance Sheet Activity

General.  Assets totaled $448.9 million at September 30, 2017 and increased $12.8 million, or 2.9%, from $436.1 million at December 31, 2016.  The increase was primarily due to a $41.6 million increase in net loan and lease balances, partially offset by a $30.0 million decrease in cash and cash equivalents.

Cash and cash equivalents.  Cash and cash equivalents totaled $28.0 million at September 30, 2017 and decreased approximately $30.0 million, or 51.8%, from $57.9 million at December 31, 2016.  The decrease in cash and cash equivalents was primarily a result of funding loan growth.

Securities.  Securities available for sale totaled $11.9 million at September 30, 2017 and decreased $2.2 million, or 15.5%, from $14.1 million at December 31, 2016. The decrease was a result of scheduled maturities and repayments.

Loans and Leases.    Net loans and leases totaled $387.7 million at September 30, 2017 and increased $41.6 million, or 12.0%, from $346.1 million at December 31, 2016.  The increase was primarily due to a $20.1 million increase in commercial loan balances, a $12.9 million increase in construction loan balances, a $4.4 million increase in multi-family loans balances, a $2.4 million increase in commercial real estate loan balances, and a $1.6 million increase in home equity lines of credit.  The increases in the aforementioned loan balances were primarily due to increased sales activity and new relationships.

Allowance for loan and lease losses (ALLL).    The ALLL totaled $7.0 million at September 30, 2017 and increased $39,000, or 0.6%, from $6.9 million at December 31, 2016.  The increase in the ALLL was due to net recoveries for the nine months ended September 30, 2017.  The ratio of the ALLL to total loans was 1.76% at September 30, 2017 compared to 1.96% at December 31, 2016.  The ratio of the ALLL to nonperforming loans was 670.9% at September 30, 2017, compared to 983.7% at December 31, 2016.

Foreclosed assets.  Foreclosed assets totaled $0 at September 30, 2017 compared to $204,000 at December 31, 2016.  Foreclosed assets at December 31, 2016 consisted of one single-family residential property that was transferred into REO at fair value in December 2016.  This property was sold during the second quarter of 2017.

Deposits.  Deposits totaled $381.0 million at September 30, 2017 and increased $5.6 million, or 1.5%, from $375.4 million at December 31, 2016.  The increase was primarily attributed to a $4.4 million increase in certificates of deposits, a $3.1 million increase in checking account balances and a $626,000 increase in savings account balances, partially offset by a $2.6 million decrease in money market account balances.  The majority of the increase in deposit balances was a result of management’s focused sales and marketing efforts to grow deposits to fund loan growth.

Stockholders’ equity. Stockholders’ equity totaled $40.6 million at September 30, 2017, an increase of $1.3 million or 3.2%, from $39.3 million at December 31, 2016.  The increase in total stockholders’ equity was primarily attributed to net income, which was partially offset by the dividends paid on the Company’s Series B Preferred Stock during the nine months ended September 30, 2017.

Conversion of Preferred Stock to Common Stock

On September 29, 2017, the Company announced the conversion of its Series B Preferred Stock into shares of Common Stock of the Company.  The conversion was effective October 6, 2017 and resulted in the conversion of all 480,000 shares of the Company’s issued and outstanding of Series B Preferred Stock into approximately 6,857,143 shares of Common Stock.  The conversion was the result of the increased market price of the Company’s Common Stock, which closed above $2.3625 for 20 trading days during a period of 30 consecutive trading days, and occurred within one quarter following the third anniversary of the original date of issuance of the Series B Preferred Stock, which was the earliest date permitted for the exercise of the Company’s conversion option under the terms of the Series B Preferred Stock.

The conversion of the Series B Preferred Stock results in the elimination of the non-cumulative preferred dividend payments on the Series B Preferred Stock beginning with the 4th quarter of 2017. The preferred dividends, in the aggregate amount of approximately $187,500 quarterly, or approximately $750,000 annually, will not be payable by the Company going forward.   Timothy T. O’Dell, President and CEO, commented, “The issuance of our Series B Preferred Stock in 2014 provided important capital and was a catalyst contributing to the growth and profitability of CFBank. It fulfilled its intended purpose and we are grateful to those shareholders who purchased our Series B Preferred Stock for their contribution and support. We believe that the conversion of the Series B Preferred Stock into Common Stock will consolidate and align the interests of our stockholders and investors moving forward.”

Stock Repurchase Program

On April 26, 2017, the Company’s Board of Directors authorized an extension of the Company’s common stock repurchase program for an additional six months commencing May 10, 2017.  Any purchases under the repurchase program will be made from time to time in the open market in accordance with applicable federal and state securities laws and regulations.  The timing and amount of any stock repurchases will be determined by the Company’s management based on its evaluation of market conditions, regulatory requirements and other corporate considerations.  Since the commencement of the stock repurchase program in May 2016, the Company has repurchased a total of 21,300 shares of common stock for an aggregate purchase price of $30,000 as of September 30, 2017.  All repurchased shares are held by the Company as treasury stock.  No shares of common stock were repurchased during the nine months ended September 30, 2017.

About Central Federal Corporation and CFBank

Central Federal Corporation is a financial holding company that owns 100% of the stock of CFBank, National Association (CFBank), which was formed in Ohio in 1892 and converted from a federal savings association to a national bank on December 1, 2016. CFBank has a presence in four major metro Ohio markets – Columbus, Cleveland, Cincinnati and Akron markets – as well as its two locations in Columbiana County, Ohio.  CFBank provides personalized Business Banking products and services including commercial loans and leases, commercial and residential real estate loans and treasury management depository services.  As a full service commercial bank, our business, along with our products and services, is focused on serving the banking and financial needs of closely held businesses.  Our business model emphasizes personalized service, customer access to decision makers, quick execution, and the convenience of online internet banking, mobile banking, remote deposit and corporate treasury management.  In addition, CFBank provides residential lending and full service retail banking services and products.

Additional information about the Company and CFBank is available at www.CFBankOnline.com

FORWARD LOOKING STATEMENTS

Statements in this earnings release that are not statements of historical fact are forward-looking statements which are made in good faith by us. Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of Central Federal Corporation (the “Holding Company”) or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements.  The following factors could cause such differences:

•

changes in economic and political conditions could adversely affect our earnings through declines in deposits, loan demand, the ability of our customers to repay loans and the value of the collateral securing our loans;

•	changes in interest rates that may reduce net interest margin and impact funding sources;
•	the possibility that we will need to make increased provisions for loan and lease losses;

•	our ability to maintain sufficient liquidity to continue to fund our operations;
•	our ability to effectively manage our growth;
•	changes in market rates and prices, including real estate values, which may adversely impact the value of financial products including securities, loans and deposits;
•	the possibility of other-than-temporary impairment of securities held in our securities portfolio;
•

results of examinations of the Holding Company and CFBank by their regulators, including the possibility that the regulators may, among other things, require CFBank to increase its allowance for loan and lease losses or write-down assets;

•	our ability to continue to meet regulatory requirements and guidelines to which we are subject;
•	our ability to maintain consistent earnings or profitability in the future;
•	our ability to raise additional capital if and when necessary in the future;
•	changes in tax laws, rules and regulations;
•	increases in deposit insurance rates or premiums;
•	legislative and regulatory changes which may increase compliance costs and burdens;
•	unexpected losses of key management;
•

various monetary and fiscal policies and regulations, including those determined by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency;

•	further increases in competition from other local and regional commercial banks, savings banks, credit unions and other non-bank financial institutions;
•	any failure, interruption or breach in security of our communications and information systems;
•	technological factors which may affect our operations, pricing, products and services;
•	unanticipated litigation, claims or assessments; and
•	Management's ability to manage these and other risks.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  We believe that we have chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this earnings release speak only as of the date hereof.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Our filings with the Securities and Exchange Commission detail other risks, all of which are difficult to predict and many of which are beyond our control.

Consolidated Statements of Income
($ in thousands, except share data)
(unaudited)	Three months ended			Nine months ended
	September 30,			September 30,
	2017	2016	% change	2017	2016	% change

Total interest income	$4,397	$3,734	18%	$12,438	$10,662	17%
Total interest expense	893	798	12%	2,466	2,225	11%
Net interest income	3,504	2,936	19%	9,972	8,437	18%

Provision for loan and lease losses	-	20	-100%	-	230	-100%
Net interest income after provision for loan and lease losses	3,504	2,916	20%	9,972	8,207	22%

Noninterest income
Service charges on deposit accounts	106	241	-56%	290	612	-53%
Net gain on sales of loans	23	46	-50%	70	97	-28%
Other	66	63	5%	178	235	-24%
Noninterest income	195	350	-44%	538	944	-43%

Noninterest expense
Salaries and employee benefits	1,544	1,283	20%	4,450	3,610	23%
Occupancy and equipment	170	149	14%	503	432	16%
Data processing	197	285	-31%	775	827	-6%
Franchise and other taxes	88	89	-1%	264	265	0%
Professional fees	218	320	-32%	694	944	-26%
Director fees	76	61	25%	218	166	31%
Postage, printing and supplies	46	35	31%	138	130	6%
Advertising and promotion	48	51	-6%	97	86	13%
Telephone	29	32	-9%	89	90	-1%
Loan expenses	45	51	-12%	124	94	32%
Foreclosed assets, net	-	-	n/m	18	49	-63%
Depreciation	49	52	-6%	150	159	-6%
FDIC premiums	64	34	88%	221	168	32%
Regulatory assessment	31	3	933%	95	59	61%
Other insurance	21	26	-19%	70	84	-17%
Other	56	41	37%	149	142	5%
Noninterest expense	2,682	2,512	7%	8,055	7,305	10%

Income before income taxes	1,017	754	35%	2,455	1,846	33%
Income tax expense	332	249	33%	810	603	34%
Net Income	$685	$505	36%	$1,645	$1,243	32%
Dividends on Series B preferred stock and accretion of discount	(214)	(214)	0%	(643)	(643)	0%
Earnings attributable to common stockholders	$471	$291	62%	$1,002	$600	67%

Share Data
Basic earnings per common share	$0.03	$0.02		$0.06	$0.04
Diluted earnings per common share	$0.03	$0.02		$0.06	$0.04

Average common shares outstanding - basic	16,282,077	16,003,363		16,287,570	16,015,147
Average common shares outstanding - diluted	24,520,626	16,021,023		17,639,727	16,028,338

n/m - not meaningful

Consolidated Statements of Financial Condition

	At or for the three months ended
($ in thousands)	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,
(unaudited)	2017	2017	2017	2016	2016
Assets
Cash and cash equivalents	$27,956	$34,199	$24,307	$57,941	$52,302
Interest-bearing deposits in other financial institutions	100	100	100	100	100
Securities available for sale	11,878	12,925	14,007	14,058	9,226
Loans held for sale	3,509	649	830	2,812	2,466
Loans and leases	394,713	372,807	367,916	353,050	336,269
Less allowance for loan and lease losses	(6,964)	(6,958)	(6,942)	(6,925)	(6,893)
Loans and leases, net	387,749	365,849	360,974	346,125	329,376
FHLB and FRB stock	3,227	3,186	3,186	1,942	1,942
Foreclosed assets, net	-	-	204	204	-
Premises and equipment, net	3,572	3,394	3,409	3,429	3,494
Bank owned life insurance	5,030	4,997	4,963	4,930	4,896
Accrued interest receivable and other assets	5,880	6,310	4,481	4,571	4,592
Total assets	$448,901	$431,609	$416,461	$436,112	$408,394

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$76,445	$85,129	$72,001	$72,779	$53,515
Interest bearing	304,508	284,182	276,244	302,585	292,339
Total deposits	380,953	369,311	348,245	375,364	345,854
FHLB advances	19,000	13,500	21,500	13,500	15,500
Advances by borrowers for taxes and insurance	182	104	132	408	349
Accrued interest payable and other liabilities	3,061	3,543	1,860	2,393	2,415
Subordinated debentures	5,155	5,155	5,155	5,155	5,155
Total liabilities	408,351	391,613	376,892	396,820	369,273

Stockholders' equity	40,550	39,996	39,569	39,292	39,121
Total liabilities and stockholders' equity	$448,901	$431,609	$416,461	$436,112	$408,394

Consolidated Financial Highlights
	At or for the three months ended					At or for the nine months ended
($ in thousands except per share data)	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,	September 30,
(unaudited)	2017	2017	2017	2016	2016	2017	2016

Earnings
Net interest income	$3,504	$3,402	$3,066	$2,876	$2,936	$9,972	$8,437
Provision for loan and lease losses	$-	$-	$-	$-	$20	$-	$230
Noninterest income	$195	$177	$166	$233	$350	$538	$944
Noninterest expense	$2,682	$2,753	$2,620	$2,518	$2,512	$8,055	$7,305
Net Income	$685	$556	$404	$384	$505	$1,645	$1,243
Dividends on Series B preferred stock and accretion of discount	$(214)	$(215)	$(214)	$(214)	$(214)	$(643)	$(643)
Earnings available to common stockholders	$471	$341	$190	$170	$291	$1,002	$600
Basic earnings per common share	$0.03	$0.02	$0.01	$0.01	$0.02	$0.06	$0.04
Diluted earnings per common share	$0.03	$0.02	$0.01	$0.01	$0.02	$0.06	$0.04

Performance Ratios (annualized)
Return on average assets	0.64%	0.54%	0.39%	0.36%	0.53%	0.52%	0.46%
Return on average equity	6.81%	5.60%	4.10%	3.92%	5.19%	5.51%	4.29%
Average yield on interest-earning assets	4.36%	4.30%	3.95%	3.78%	4.22%	4.20%	4.22%
Average rate paid on interest-bearing liabilities	1.16%	1.06%	1.03%	1.09%	1.08%	1.08%	1.06%
Average interest rate spread	3.20%	3.24%	2.91%	2.69%	3.14%	3.12%	3.16%
Net interest margin, fully taxable equivalent	3.47%	3.50%	3.14%	2.90%	3.32%	3.37%	3.34%
Efficiency ratio	72.51%	76.92%	81.06%	80.99%	76.45%	76.64%	77.87%
Noninterest expense to average assets	2.49%	2.66%	2.51%	2.38%	2.64%	2.55%	2.68%

Capital
Tier 1 capital leverage ratio (1)	9.99%	10.16%	9.88%	9.66%	10.28%	9.99%	10.28%
Total risk-based capital ratio (1)	12.22%	12.60%	12.47%	12.46%	13.11%	12.22%	13.11%
Tier 1 risk-based capital ratio (1)	10.97%	11.35%	11.22%	11.20%	11.85%	10.97%	11.85%
Common equity tier 1 capital to risk weighted assets (1)	10.97%	11.35%	11.22%	11.20%	11.85%	10.97%	11.85%
Equity to total assets at end of period	9.03%	9.27%	9.50%	9.01%	9.58%	9.03%	9.58%
Book value per common share	$1.75	$1.72	$1.69	$1.67	$1.69	$1.75	$1.69
Tangible book value per common share	$1.75	$1.72	$1.69	$1.67	$1.69	$1.75	$1.69
Period-end market value per common share	$2.42	$2.08	$2.14	$1.75	$1.41	$2.42	$1.41
Period-end common shares outstanding	16,280,577	16,288,577	16,288,577	16,294,910	16,002,910	16,280,577	16,002,910
Average basic common shares outstanding	16,282,077	16,288,577	16,292,166	16,037,823	16,003,363	16,287,570	16,015,147
Average diluted common shares outstanding	24,520,626	17,621,111	17,634,698	16,150,989	16,021,023	17,639,727	16,028,338

Asset Quality
Nonperforming loans	$1,038	$1,098	$1,385	$704	$868	$1,038	$868
Nonperforming loans to total loans	0.26%	0.29%	0.38%	0.20%	0.26%	0.26%	0.26%
Nonperforming assets to total assets	0.23%	0.25%	0.38%	0.21%	0.21%	0.23%	0.21%
Allowance for loan and lease losses to total loans	1.76%	1.87%	1.89%	1.96%	2.05%	1.76%	2.05%
Allowance for loan and lease losses to nonperforming loans	670.91%	633.70%	501.23%	983.66%	794.12%	670.91%	794.12%
Net charge-offs (recoveries)	$(6)	$(16)	$(17)	$(32)	$(260)	$(39)	$(43)
Annualized net charge-offs (recoveries) to average loans	(0.01%)	(0.02%)	(0.02%)	(0.04%)	(0.32%)	(0.01%)	(0.02%)

Average Balances
Loans	$372,346	$361,843	$329,618	$333,178	$327,346	$354,602	$312,981
Assets	$431,008	$413,786	$418,340	$422,681	$380,319	$421,044	$362,867
Stockholders' equity	$40,219	$39,748	$39,404	$39,204	$38,949	$39,790	$38,668
(1) Regulatory capital ratios of CFBank